Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

Exhibit 10.20

Wind River License Number:

WIND RIVER SYSTEMS, INC.
SOURCE CODE LICENSE AND DISTRIBUTION AGREEMENT
(Source-Code Only Products)

        THIS SOURCE CODE LICENSE AND DISTRIBUTION AGREEMENT ("Agreement") is made and entered into as of January 30, 2002 (the "Effective Date") by and between WIND RIVER SYSTEMS, INC., a Delaware corporation having a principal place of business at 500 Wind River Way, Alameda, CA 94501 ("Wind River"), and EQUALLOGIC, INC., a Delaware corporation having a principal place of business at 9 Townsend West, Nashua NH 03063 ("Customer"). The parties agree as follows:

1.     DEFINITIONS.

        1.1   "Approved Host CPU" means the host computer on which Customer is authorized to use the Software pursuant to the terms and conditions of this Agreement, as specified in Exhibit A.

        1.2   "Approved Target CPU" means the microprocessor(s) on which Customer is authorized to use the Software pursuant to the terms and conditions of this Agreement, as specified in an Exhibit A.

        1.3   "Authorized Site" means the specific address of Customer's facility consisting of a single building or multiple buildings on a contiguous campus where the Approved Host CPU is physically located, as specified in Exhibit A.

        1.4   "Back-up Site" means the specific address of the facility where Customer retains copies of the Software (a) as archive copies in accordance with the terms and conditions of this Agreement and Customer's standard archive policy or (b) for support and maintenance of End Users.

        1.5   "Confidential Information" means: (i) the Software Source Code; (ii) the technology, ideas, know how, documentation, processes, algorithms and trade secrets embodied in the Software; (iii) any software keys related to the Software; and (iv) any other information, whether disclosed orally or in written or magnetic media, that is identified as "confidential," "proprietary" or with a similar legend at the time of such disclosure. Confidential Information shall not include any information which is: (a) published or otherwise available to the public other than by breach of this Agreement by Customer; (b) rightfully received by Customer from a third party without confidential limitations; (c) independently developed by Customer as evidenced by appropriate records; (d) known to Customer prior to its first receipt of same from Wind River as evidenced by appropriate records; (e) hereinafter disclosed by Wind River to a third party without restriction on disclosure; or (f) approved for public release by written authorization of Wind River. If any Confidential Information must be disclosed to any third party by reason of legal, accounting or regulatory requirements beyond the reasonable control of Customer, Customer shall promptly notify Wind River of the order or request and permit Wind River (at its own expense) to seek an appropriate protective order.

        1.6   "End User" means any entity to which Customer provides a Target Application for further distribution or such entity's own use, pursuant to an End User License Agreement.

        1.7   "End User License Agreement" means a written license agreement in a commercially reasonable form (including, without limitation, "shrink-wrap" or "click-wrap" license agreements) containing the restrictions specified in Section 3.2, pursuant to which Customer may sublicense to End Users the Run-Time Module that is incorporated into a Target Application.

        1.8   "Intellectual Property Rights" means all copyrights, trademarks, trade secrets, patents, mask works and other intellectual property rights recognized in any jurisdiction worldwide, including all applications and registrations with respect thereto.

        1.9   "Object Code" means computer programming code in a form not readily perceivable by humans and suitable for machine execution without the intervening steps of interpretation or compilation.

        1.10 "Permitted Modifications" means (i) without limitation, any adaptations, modifications, improvements, enhancements, revisions or interface elements created from the Software (whether such modifications are in Object Code or Source Code) in any form or medium whatsoever; and (ii) any "derivative" work of the Software as defined in the Copyright Law of the United States of America, 17 U.S.C. §101 et seq. Customer's added software programming that merely utilizes the programmatic calls described in the documentation to the Software is not a Permitted Modification.

        1.11 "Project" means a concerted undertaking by an identified Customer development team to design or produce a Target Application that uses a specific target microprocessor and that has a specified scope of functionality, as specified in Exhibit A.

        1.12 "Run-Time Module" means the machine-executable object code derived from compiling the Software, any Permitted Modifications thereto, or any portion thereof, to be incorporated into a Target Application as inseparably embedded code.

        1.13 "Software" means (i) the computer programming code and accompanying documentation, including updates (if any), provided by Wind River under this Agreement, and (ii) all Permitted Modifications thereto and full or partial copies thereof, whether such Permitted Modifications or copies are provided by Wind River or made by Customer as permitted under this Agreement.

        1.14 "Source Code" means computer programming code in human readable form that is not suitable for machine execution without the intervening steps of interpretation or compilation.

        1.15 "Target Application" means an item, device or system developed by Customer pursuant to a Project that does not contain any Software development functionality and that contains a Run-Time Module, or any portion thereof.

2.     LICENSE.

        2.1    Development License.    Subject to Customer's compliance with the terms and conditions of this Agreement and payment of any applicable fees, Wind River hereby grants to Customer a non-sublicensable (except as otherwise expressly permitted in Section 3.1.4), non-transferable, non-exclusive, internal-use only license: (i) to use the Software Source Code, solely at the Authorized Site, on the Approved Host CPU, or as otherwise permitted by Section 3.1.2 of this Agreement, in connection with the Project; (ii) to reproduce the Software Source Code for archive purposes, consistent with Customer's standard archive procedures; (iii) to create Permitted Modifications of the Software Source Code, solely to the extent necessary to support the development of the Target Application; and (iv) to compile the Software Source Code and any Permitted Modifications into a Run-Time Module.

        2.2    Distribution License.    Subject to Customer's compliance with the terms and conditions of this Agreement and payment of any applicable royalties hereunder, Wind River hereby grants to Customer a non-transferable, non-exclusive, royalty-bearing license: (i) to reproduce the number of copies of the Run-Time Module authorized in Exhibit A, solely in machine-executable object code form, at the Authorized Site or Back-up Site; and (ii) to distribute such copies of the Run-Time Module to End Users worldwide, solely as inseparably embedded code in the Target Application, subject to an End User License Agreement (as defined in Section 3.2).

3.     LICENSE RESTRICTIONS.

        3.1    Customer Restrictions.

          3.1.1     Customer shall reproduce and include any and all copyright notices and proprietary rights legends, as such notices and legends appear in the original Software, on any copies of the Software, including any Permitted Modifications and any Run-Time Modules.

          3.1.2     The Software Source Code and all Permitted Modifications in Source Code shall be handled, used and stored solely at the Authorized Site or Back-up Site, each as identified in Exhibit A. The Software Source Code may be used either from a single machine or a server; there shall be no external access to such code (i.e., by any computers or terminals not located at the Authorized Site. Notwithstanding the foregoing, Customer's Qualified Employees and Qualified Subcontractors (as defined below) may access the Software Source Code from remote locations by dialing in to a secure server located at the Authorized Site, provided, however, that: (i) any external network access shall take place over a secure VPN or equivalent secure network; (ii) access shall be limited to Qualified Employees and Qualified Subcontractors who are based at the Authorized Site; and (iii) when not in use by a Qualified Employee or Qualified Contractor over the network, the Software Source Code shall remain at all times on a secure server located at the Authorized Site. In addition, Customer may, for periods of less than five (5) business days, temporarily reproduce the Software Source Code from the Authorized Site to other locations in connection with industry events to which Customer transports copies of its own proprietary source code ("Interoperability Events"). In such event, Customer shall employ the same measure to ensure the confidentiality of the Software Source Code as Customer uses with respect to its own proprietary software Source Code, but in no event less than all commercially reasonable precautions.

          3.1.3     Other than as set forth in Sections 3.1.2 or 3.1.4 of this Agreement, Customer shall not sell, sublicense, license, transfer, market, distribute, rent, lease, timeshare, loan or otherwise make available the Software Source Code or any Permitted Modifications in Source Code to any third party.

          3.1.4     Access to the Software Source Code and the ability to rebuild software containing the Software Source Code shall be limited to [**] employees of Customer (which includes up to [**] independent contractors) who (i) require access to the Software Source Code for the purposes authorized by this Agreement, and (ii) have signed an agreement in which such person agrees to protect third party confidential information with terms no less stringent than those set forth herein ("Qualified Employees" and "Qualified Subcontractors," respectively). Customer agrees that any breach by any person of its obligations under such confidentiality agreements shall also constitute a breach by Customer hereunder. The ability to exercise all additional license rights granted to Customer under this Agreement shall be further limited to [**] Qualified Employees or Qualified Independent Contractors. Customer shall maintain and, upon Wind River's reasonable request, provide to Wind River, the names of all persons who have had access to the Software Source Code. Wind River shall not use any list of names provided by Customer pursuant to the foregoing obligation to solicit any Qualified Employee or Qualified Subcontractor or to seek to induce any such person to leave his or her employment with Customer. The limitations of this Section 3.1.4 shall not apply to any employees or contractors of Icon Laboratories, Inc., or any other third party with whom Wind River has a current license agreement allowing such third party to access the Software Source Code, as evidenced by a writing signed by Wind River.

          3.1.5     Customer shall use commercially reasonable efforts to protect the Software Source Code from unauthorized access, reproduction, disclosure or use. In the event Customer becomes aware of any unauthorized use or disclosure of the Software Source Code, Customer shall notify Wind River immediately in writing and shall give full cooperation, at Customer's expense, to minimize the effects of such unauthorized use or disclosure. Customer will not use the Software in such a way as to subject to Software to any open source license, including the GNU General Public License. Wind River has not used the Software in such a way as to make Customer's added software programming subject to an open source license, such as the GNU General Public License.

          3.1.6     UPON ANY UNAUTHORIZED TRANSFER OF ANY COPY OF THE SOFTWARE IN SOURCE CODE TO ANOTHER PARTY, THIS LICENSE WILL AUTOMATICALLY TERMINATE. IN THE PARTIES AGREE THAT A TRANSFER OF THE SOURCE CODE TO ICON LABORATORIES, INC. OR TO ANY OTHER THIRD PARTY WITH WHOM WIND RIVER HAS A CURRENT LICENSE AGREEMENT ALLOWING SUCH THIRD PARTY TO ACCESS THE SOFTWARE SOURCE CODE (AS EVIDENCED BY A WRITING SIGNED BY WIND RIVER) SHALL NOT BE A BREACH OF THIS AGREEMENT.

        3.2    End User Restrictions.    Customer shall take all steps necessary to protect Wind River's and its licensors' proprietary rights in the Run-Time Module and to ensure that each Run-Time Module distributed by Customer will be accompanied by a localized copy of an End User License Agreement. Such End User License Agreement shall prohibit the End User from: (i) copying the Run-Time Module, except for archive purposes consistent with the End User's archive procedures; (ii) transferring the Run-Time Module to a third party apart from the Target Application; (iii) modifying, decompiling, disassembly, reverse engineering or otherwise attempting to derive the Source Code of the Run-Time Module; (iv) exporting the Run-Time Module or underlying technology in contravention of applicable U.S. and foreign export laws and regulations; and (v) using the Run-Time Module other than in connection with operation of the Target Application. In addition, the End User License Agreement shall (i) state that the Run-Time Module is licensed, not sold and that Customer and its licensors retain ownership of all copies of the Run-Time Module; (ii) expressly disclaim all implied warranties including, without limitation, the implied warranties of merchantability, fitness for a particular purpose, title and non-infringement; and (iii) exclude liability for any special, indirect, punitive, incidental and consequential damages. The End User License Agreement shall also state that, with respect to the Run-Time Module, Wind River and its licensors are third party beneficiaries of the End User License Agreement and that the provisions related to the Run-Time Module are made expressly for the benefit of, and are enforceable by, Wind River and its licensors.

 4.    CONFIDENTIAL INFORMATION.    Neither party shall use or disclose any Confidential Information, except as expressly authorized by this Agreement, and shall protect all such Confidential Information using the same degree of care which such party uses with respect to its own proprietary information, but in no event with safeguards less than a reasonably prudent business would exercise under similar circumstances. Each party's obligations regarding the protection of Confidential Information shall survive any expiration or termination of the Agreement. Each party shall take prompt and appropriate action to prevent unauthorized use or disclosure of the Confidential Information.

 5.    OWNERSHIP.    Customer shall not have any obligation to provide or disclose to Wind River any Permitted Modifications. Notwithstanding the foregoing, Wind River and its licensors shall retain exclusive ownership of all worldwide Intellectual Property Rights in and to the Software. Customer hereby assigns to Wind River any such rights Customer may have or obtain in and to the foregoing. All rights in and to the Software not expressly granted to Customer in this Agreement are expressly reserved for Wind River and its licensors.

6.     DELIVERY; FEES; RECORDS AND AUDITS.

        6.1    Delivery and License Fees.    Promptly following the Effective Date, Wind River shall deliver the Software Source Code to Customer. Such Software shall be deemed irrevocably accepted upon shipment. Wind River will invoice and Customer shall pay the applicable Software license fees set forth in [**], in addition to any applicable royalty fees for distribution of Run-Time Modules. All payment terms herein are subject to prior credit approval by Wind River. Payment of all amounts shall be due [**] days after receipt of invoice or, for royalty payments, within [**] days of the end of each calendar quarter. Interest on any late payments shall accrue at the rate of [**] percent ([**]%) per month, or the highest rate permitted by law, from the date such amount is due until finally paid. Any failure of Customer to make timely payment of any invoice may, at Wind River's discretion, be deemed a material breach of this Agreement.

        6.2    Records, Distribution Reports.    Customer shall maintain complete, current and accurate records documenting all Run-Time Module copies made and distributed by or for Customer in Target Applications, the location of the Software (in all forms) in Customer's, its distributors' and its manufacturers' possession, and the names of all persons who have had access to the Software Source Code. Within [**] days of the end of each calendar quarter, Customer shall submit to Wind River a written report which shall set forth the number of Target Applications distributed by Customer and such other information as Wind River may reasonably request (herein, the "Target Report"). Wind River may provide, from time to time, a form of Target Report that Customer agrees to follow with respect to carrying out the foregoing obligations. If no Target Applications were distributed within a given quarter, Customer shall provide to Wind River a statement so certifying. Except where Customer is reporting Target Applications for which Customer has pre-paid Wind River its applicable per copy license fees, Customer shall enclose with the Target Report, Wind River's stipulated per copy royalty for the activity reported. Customer's failure to submit an accurate Target Report and any applicable payments may, at Wind River's discretion, be deemed a material breach of this Agreement.

        6.3    Audits.    To ensure compliance with the terms of this Agreement and the payment of any royalties due hereunder, Wind River or its authorized designee shall have the right to inspect and audit all the records and distribution reports referenced in Section 6.2 above, and all relevant accounting and sales books and records of Customer, to obtain true and correct photocopies of such records, and to obtain such other information as necessary to determine Customer's compliance with this Agreement. At Wind River's request, Customer shall provide reasonable assistance to Wind River in conducting such inspection and audit. Such audit shall be conducted during regular business hours at Customer's offices and in such a manner as not to interfere unreasonably with Customer's normal business activities. In no event shall such audits be conducted hereunder more frequently than [**] every [**] months. If such audit should disclose any underpayment of royalty fees, Customer shall promptly pay Wind River such underpaid amount, together with interest thereon at a rate of [**] percent ([**]%) per month or partial month during which such amount was owed and unpaid, or the highest rate allowed by law, from the date such amount became due until finally paid. If the audit reveals that Customer has underpaid Wind River by [**] percent ([**]%) or more of the amount paid, then Customer shall immediately [**] Wind River [**].

 7.    TAXES.    All payments and amounts due hereunder shall be paid without deduction, set-off or counter claim, free and clear of any restrictions or conditions, and without deduction for any taxes, levies, imposts, duties, fees, deductions, withholdings or other governmental charges. If any deduction is required to be made by law, Customer shall pay in the manner and at the same time such additional amounts as will result in receipt by Wind River of such amount as would have been received by Wind River had no such amount been required to be deducted. If Customer is claiming sales or use tax exemption, a certified Tax Exempt Certificate must be attached to this Agreement or applicable purchase order submitted by Customer.

 8.    TERM AND TERMINATION.    This Agreement shall commence upon the Effective Date and continue until terminated as set forth in this Agreement. Customer shall have the right to terminate this Agreement for any reason or no reason with thirty (30) days prior notice to Wind River; provided, however, that no such termination shall relieve Customer of any payment obligation existing as of the date of termination.

        This Agreement will immediately terminate upon Customer's material breach of this Agreement, unless such material breach is curable and is cured by Customer within fifteen (15) business days after notice of such breach is provided by Wind River. Upon termination, Customer agrees: (i) not to use the Software for any purpose whatsoever; (ii) to destroy the Software and any copy then in Customer's possession; and (iii) to certify to Wind River that such destruction has taken place. Notwithstanding the foregoing, if the Agreement is terminated other than for Customer's nonpayment of fees or royalties due to Wind River or for a breach of Section 4 (Confidential Information), Customer may retain one (1) copy of the Software for a period of one (1) year following termination and use such copy solely to provide support to End Users who have sublicensed the Run Time Module as of the date of termination. Subject to the foregoing, upon termination Wind River may repossess all copies of the Software then in Customer's possession or control. Termination of this Agreement shall not affect any End User sublicenses previously granted by Customer pursuant to Section 2.2. These remedies shall be cumulative and in addition to any other remedies available to Wind River. The following Sections shall survive any termination of this Agreement: Sections 1, 4, 5, 6, 7, 8, 10.2, 12, 13 and 14.

        In the event that any of the following events occur: (i) Wind River discontinues its line of business related to the Project, (ii) voluntary institution by Wind River of insolvency, receivership, bankruptcy, or any other proceedings for the settlement of its debts, (iii) involuntary institution by Wind River of receivership, bankruptcy, or any other proceedings for the settlement of the other party's debt, which proceedings are not resolved within thirty (30) days, (iv) the making of a general assignment by Wind River for the benefit of its creditors, (v) dissolution of Wind River, by merger or otherwise, then in any such event, Customer shall have a period of ninety (90) days from the date of such event to purchase from Wind River or its successors or assigns a perpetual license to such Software on commercially reasonable terms mutually agreeable to the parties.

 9.    KEYS AND ACCESS.    Wind River agrees to provide to Customer those Software keys which are reasonably necessary to permit Customer to gain access to the Software contained on media shipped to Customer and which Software has been properly licensed to Customer pursuant to a license agreement. All such keys shall be considered the Confidential Information of Wind River. Notwithstanding anything to the contrary in this Agreement, Customer hereby acknowledges that Customer shall have no right or license to any software shipped to Customer on media as provided above which software is not properly licensed pursuant to a license agreement, that any such software is included therein solely as a matter of administrative convenience, and Customer further agrees not to attempt to gain access to, or permit any third party to attempt to gain access to, such software. Customer shall not disclose the Software keys to any third party.

10.   WARRANTY.

        10.1    Limited Warranty.    Wind River warrants (i) that the media on which the Software is delivered will be free from defects in materials or workmanship for a period of [**] days from the date Wind River ships the media to Customer ("Media Warranty Period") and the Software will perform substantially in compliance with the applicable documentation for a period of [**] days from the date Wind River ships the Software to Customer ("Specifications Warranty Period"). If during the Media Warranty Period, the media on which Software is delivered proves to be defective, Wind River will either repair or replace such media, at Wind River's option and as Customer's sole remedy for any breach of the media warranty. If during the Specifications Warranty Period, Customer notifies Wind River that the Software fails to substantially conform to applicable documentation, then at Wind River's option and as Customer's sole remedy, Wind River will repair or replace such Software so that it substantially complies with the applicable documentation, or Wind River shall refund all amounts paid by Customer under this Agreement for the Software which exhibits such failure. Customer assumes full responsibility for: (i) the selection of the Software; (ii) verifying the results obtained from the use of the Software; and (iii) taking appropriate measures to prevent loss of data. Wind River does not warrant that the operation of the Software will meet Customer's requirements or that Customer will be able to achieve any particular results from use or modification of the Software or that the Software will operate free from error.

        10.2    Warranty Disclaimer.    EXCEPT AS EXPRESSLY SET FORTH IN SECTION 10, WIND RIVER AND ITS LICENSORS DISCLAIM ALL WARRANTIES, EXPRESS, IMPLIED AND STATUTORY INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT OF THIRD PARTY RIGHTS. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY WIND RIVER, ITS DEALERS, DISTRIBUTORS, AGENTS OR EMPLOYEES SHALL IN ANY WAY INCREASE THE SCOPE OF THIS WARRANTY.

 11.    SUPPORT.    The Software license fees do not include support, installation or training. Installation and training services, to the extent offered by Wind River, may be separately purchased at Wind River's then-current rates.

12.   INDEMNIFICATION.

        12.1    Wind River's Indemnity.    Wind River will indemnify, defend and hold harmless Customer, its shareholders, directors, officers, employees and agents from and against any losses, costs, or damages (including reasonable attorneys' fees) resulting from or in connection with any claims by third parties that the Software violates any U.S. patent, copyright, trade secret or trademark, provided that Wind River is notified promptly of such claim and at its expense is given full and complete authority (including settlement authority), information and assistance by Customer for such defense. In the event that the Software is held in any such claim to infringe such a right and its use is enjoined, or if in the opinion of Wind River the Software is likely to become the subject of such a claim, Wind River at its own election and expense will either (i) procure for Customer the right to continue using the Software, or (ii) modify or replace the Software so that it becomes non-infringing while giving substantially equivalent performance. In the event that (i) or (ii) above are not, in Wind River's sole determination, obtainable using reasonable commercial efforts, then Wind River may terminate this Agreement and refund amount Customer paid Wind River under this Agreement for the Software which is the subject of such claim, less a reasonable charge for Customer's past beneficial use based on depreciation of the Software on a straight line basis over a period of [**] years from the Effective Date. The indemnification obligation shall not apply to actions or claims to the extent that such actions or claims are based on or result from: (i) modifications made to the Software by a party other than Wind River; (ii) the combination of the Software with items not supplied by Wind River; and (iii) Customer's failure to use the most recent version of the Software provided by Wind River to Customer within a reasonable time period after such version is provided;; in each case above, but for which modification, combination, or failure to use (respectively), no such alleged infringement would have occurred. THIS SECTION STATES CUSTOMER'S EXCLUSIVE REMEDY AND WIND RIVER'S ENTIRE LIABILITY FOR ANY CLAIM OF INFRINGEMENT.

        12.2    Customer's Indemnity.    Customer agrees to indemnify, defend and hold harmless Wind River, its shareholders, directors, officers, employees, agents and affiliated companies from and against any losses, costs, or damages (including reasonable attorneys' fees) resulting from or in connection with any claims by third parties resulting from or in connection with the use, manufacture, or distribution of Target Applications by Customer and Customer's direct and indirect End Users in any country, worldwide, provided that Wind River gives Customer prompt written notice of any such claim, tenders to Customer the defense or settlement of any such claim at Customer's expense, and cooperates with Customer, at Customer's expense, in defending or settling such claim. This indemnification obligation shall not apply to infringement actions or claims if such actions or claims are based solely on the use of the Wind River software in the form provided by Wind River. Nothing in the foregoing sentence is intended to limit any indemnification Customer may obtain from a party other than Wind River, such as Icon Laboratories, Inc.

 13.    LIMITATION OF LIABILITY.    EXCEPT FOR DAMAGES ARISING UNDER SECTION 12 (INDEMNIFICATION) OR SECTION 4 (CONFIDENTIAL INFORMATION), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND (INCLUDING DAMAGES FOR INTERRUPTION OF BUSINESS, PROCUREMENT OF SUBSTITUTE GOODS, LOSS OF PROFITS, OR THE LIKE) REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL WIND RIVER'S AGGREGATE CUMULATIVE LIABILITY FOR ANY CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE AMOUNTS PAID TO WIND RIVER BY CUSTOMER PURSUANT TO THIS AGREEMENT.

THE LIMITED WARRANTY, LIMITED REMEDIES, WARRANTY DISCLAIMER AND LIMITED LIABILITY ARE FUNDAMENTAL ELEMENTS OF THE BASIS OF THE BARGAIN BETWEEN WIND RIVER AND CUSTOMER. WIND RIVER WOULD NOT BE ABLE TO PROVIDE THE SOFTWARE WITHOUT SUCH LIMITATIONS.

14.   GENERAL.

        14.1    Governing Law and Forum.    This Agreement shall be governed in all respects by the laws of the United States of America and the State of Delaware without regard to conflicts of law principles. Other than for breaches of Section 4 (Confidential Information), prior to instituting any legal proceedings for claims, disputes, or controversies arising under, out of, or in connection with this Agreement, the parties shall negotiate in good faith for a period of thirty (30) days in an attempt to resolve such claim, dispute or controversy.

        14.2    Attorneys' Fees.    In the event any proceeding or lawsuit is brought by Wind River or Customer in connection with this Agreement, the prevailing party in such proceeding shall be entitled to receive its costs, expert witness fees and reasonable attorneys' fees, including costs and fees on appeal.

        14.3    Injunctive Relief.    It is understood and agreed that, notwithstanding any other provisions of this Agreement, a material breach of the provisions of this Agreement by Customer will cause Wind River irreparable damage for which recovery of money damages would be inadequate, and that Wind River shall therefore be entitled to obtain timely injunctive relief to protect Wind River's rights under this Agreement in addition to any and all remedies available at law.

        14.4    Notices.    All notices or reports permitted or required under this Agreement shall be in writing and mailed or delivered to the applicable party at the addresses in Exhibit A or such other address as either party may designate for itself in writing. If the notice is to Wind River, a copy shall also be sent to the attention of its Vice President, Intellectual Property and Legal Affairs at the Wind River address specified in Exhibit A. All such notices, reports and other communications shall be deemed given upon personal delivery or when mailed (which mailing must be accomplished by first class mail, postage prepaid; express overnight carrier service; or registered mail, return receipt requested) five (5) days after deposit in the mail.

        14.5    No Agency.    Nothing contained herein shall be construed as creating any agency, employment relationship, partnership, principal-agent or other form of joint enterprise between the parties.

        14.6    Force Majeure.    Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, material shortages or any other cause which is beyond the reasonable control of such party.

        14.7    Waiver.    The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

        14.8    Severability.    In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

        14.9    Use of Customer's Name.    Customer agrees that, upon Customer's public announcement of product designed with or containing Wind River products or services, Wind River may (i) publicly disclose the nature of the Wind River involvement in said product and (ii) use Customer's name and may disclose that Customer is a licensee of Wind River products or services in Wind River advertising, press, promotion and similar public disclosures with respect to the Software and professional services; provided, however, that such advertising, promotions or similar public disclosures shall not indicate that Customer in any way endorses any Wind River products, without prior written permission from Customer.

        14.10    Headings.    The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or extent of such section or in any way affect this Agreement.

        14.11    Government End Users.    The Software is a "commercial item" as that term is defined in 48 C.F.R. 2.101, consisting of "commercial computer software" and "commercial computer software documentation" as such terms are used in 48 C.F.R. 12.212. Consistent with 48 C.F.R. 12.212 and 48 C.F.R 227.7202-1 through 227.7202-4, Customer will provide the Software to U.S. Government End Users only pursuant to the terms and conditions therein.

        14.12    Assignment.    Customer may not assign its rights or delegate its obligations hereunder, either in whole or in part, whether voluntarily, by operation of law or otherwise, without the prior written consent of Wind River, such consent not to be unreasonably withheld. Wind River's prior consent shall not be required for an assignment of this Agreement by Customer resulting from a merger, reorganization, re-incorporation, or acquisition of the stock or assets of a party (an "Acquisition"), provided that any such merger, sale or other combination is not with or to a then-existing direct competitor of Wind River, provided that: (i) Customer provides Wind River with notice within thirty (30) days of the closing of such Acquisition; (ii) Customer is current with all reports and payments required under the Agreement and not in breach of any material obligation, and, (iii) the assignee provides Wind River a written certification that this Agreement shall apply only to (1) the use of the Software on the same Project described in Exhibit A that Customer had been authorized to use the Software for prior to the Acquisition and (2) Run-Time Modules may only be integrated and distributed in the same Target Applications in which Customer had been authorized to integrated and distribute Run-Time Modules prior to the Acquisition. Wind River may assign this Agreement, and its rights and obligations hereunder, in its sole discretion.

        14.13    Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

        14.14    Export Control.    All Software and technical information delivered under this Agreement are subject to U.S. export control laws and may be subject to export or import regulations in other countries. Customer agrees to strictly comply with all such laws and regulations.

        14.15    Language.    This Agreement is in the English language only, which language shall be controlling in all respects, and all versions of this Agreement in any other language shall be for accommodation only and shall not be binding on the parties to this Agreement. All communications and notices made or given pursuant to this Agreement, and all documentation and support to be provided, unless otherwise noted, shall be in the English language.

        14.16    Entire Agreement; Modification.    This Agreement constitutes the entire agreement between Customer and Wind River and supersedes in their entirety any and all oral or written agreements previously existing between Customer and Wind River with respect to the subject matter hereof. Except as provided in Exhibit A, the terms and conditions of any purchase order or other instrument issued by Customer in connection with this Agreement shall be of no force or effect. This Agreement may only be amended or supplemented by a writing that refers explicitly to this Agreement and that is signed by duly authorized representatives of Customer and Wind River.

IN WITNESS WHEREOF, the parties' authorized representatives have executed this Agreement as of the Effective Date.

WIND RIVER		EQUALLOGIC, INC.
WIND RIVER SYSTEMS, INC.		/s/ PETER C. HAYDEN
By:	/s/ DIANE HARVEY	By:	PETER C. HAYDEN
Title:	Inside Sales Manager	Title:	President/CEO
Date:	30 January 2002	Date:	1/30/02

Wind River License Number:

EXHIBIT A
WIND RIVER SYSTEMS, INC.
SOURCE CODE LICENSE AND DISTRIBUTION AGREEMENT

        Notwithstanding anything contrary in the Agreement, the parties acknowledge and agree that once Customer has executed this Exhibit A for a designated Project, Customer shall not be required to execute an additional Exhibit if Customer wishes to obtain rights to distribute additional Run-Time Modules under the same Project. At Customer's option, Customer may issue a form Purchase Order in lieu of executing an additional Exhibit provided that (i) any Run-Time Modules licensed are for use under the same Project, (ii) Customer provides the required information on this Exhibit A in any such Purchase Order, and (iii) the terms and conditions on such purchase order which in any way conflict or differ with the terms and conditions of the Agreement shall have no effect.

Project: EqualLogic Storage System (only product under development as of Jan 2002). Customer can modify the Project description (i) so long as the Project continues to be storage related and (ii) for a period of one year from the Effective Date of this Agreement, or until the first shipment of a Run-Time Module by Customer, whichever occurs first; provided, however, that if the Agreement is assigned or transferred by Customer, this right shall terminate immediate upon such transfer or assignment. New releases of the same Project shall not be deemed a new Project.

Source Code Product(s) by Name: Rapid Control Suite (includes Mibway for Rapid Control, Rapid Control for Applets, Rapid Control for Cli and Rapid Control for Web), SNMP v1/v2, SNMP v3

Approved Host CPU: Windows, Linux and NetBSD

Target Application: MIPS based storage system with disk drives and redundant controller on the embedded NetBSD/EqualLogic OS.

Run-Time Module: Rapid Control Suite, SNMP v1/v2/v3

Approved Target CPU:       MIPS TBD. By providing notice to Wind River, Customer can change Approved Target CPU for a period of one year from the Effective Date of this Agreement or until the first shipment of a Run-Time Module by Customer, whichever occurs first.

License Fees:

Development License "Bands":

	Band A		Band B		Band C		Band D		Band E		Band F
		($)	From: ($)	To: ($)	From: ($)	To: ($)	From: ($)	To: ($)	From: ($)	To: ($)	From: ($)	To: ($)
License Fee Range	to	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Option 1—Per-Unit Block Purchasing

Quantity	Band A ($)	Band B ($)	Band C ($)	Band D ($)	Band E ($)	Band F ($)
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]

Option 1—Per-Unit Cumulative Purchasing

Quantity	Band A ($)	Band B ($)	Band C ($)	Band D ($)	Band E ($)	Band F ($)
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]

Notes:

1.
There is a minimum order size of [**] target licenses.

2.
Customer may elect to "buy-in" farther down on the schedule by pre-purchasing the minimum number of target licenses to qualify for a certain quantity price break level. Example: Customer issues purchase order for $[**] = [**] target licenses for a protocol in Band B at $[**]. The next [**] target licenses will also be at $[**] each, the next [**] licenses will cost $[**] each, and so on.

3.
Follow-on pricing based on initial purchase and cumulative quantity purchased. Cumulative pricing is in effect for the mutually agreed upon life of the project or [**] years by default.

Authorized Number of Run-Time Module Copies: TBD

Per Copy Royalty/Pricing Schedule: Annual, unlimited & option to go to grids. Customer shall choose a pricing structure by one year from the Effective Date of this Agreement or prior to the first shipment of a Run-Time Module by Customer, whichever occurs first. Equal Logic will have the option to purchase project unlimited usage of the bundle including the Rapid Control Suite, SNMP v1/v2 and SNMP v3 for $[**] before first product shipment or one year from the Effective Date of this Agreement, whichever occurs first. Alternatively, Equal Logic may purchase a one year unlimited usage for the same products and timeframes for $[**], renewable annually. Under the one year unlimited use, once [**] consecutive years have been purchased by EqualLogic, this will become an unlimited project usage. In addition, if mutually agreed, Equal Logic and Wind River can negotiate per unit fees at any time. The following are excluded from per unit royalty fee calculations:

  •
  Non-revenue producing units, up to [**] per year, for field testing, marketing, evaluations or demonstrations.

  •
  Internal-use units for development, testing, training, etc.

  •
  Software updates, upgrades and patches distributed by Customer to its customers.

  •
  Redundant controller configurations shall count as a single royalty unit, provided that there is no possibility that multiple copies of the Run-Time Module may be used at the same time in such redundant controlled configurations.

Authorized Site (address and building identification): 9 Townsend West, Nashua, NH (or current engineering location of EqualLogic)

Back-up Site: One other site TBD by Customer (and can be changed by Customer at any time when used for archival purposes, consistent with Customer's standard archive policy). Customer shall provide Wind River with notice of the address of the Back-up Site and any change thereto.

Additional Terms: None.

Sample Form of Target Report:

Customer Name
Quarterly Shipment Report
Quarter Ended 3/31/00

Month	Revenue Units	Total Units Shipped
January	[**]		[**]
February	[**]		[**]
March	[**]		[**]
Total	[**]		[**]
		$	[**] per unit
Target Application Royalty Fees Payable		$	[**]
Total Units Shipped to Date			[**]
Customer Technical Contact (name, telephone and fax number):	Paula Long (603) 579-9762 x202 (F)(603) 579-6910

Address for notices:

To Wind River Wind River Systems, Inc. 500 Wind River Way Alameda, CA 94501 Attn: Vice President, Intellectual Property and Legal Affairs	To Customer EqualLogic, Inc. 9 Townsend West Nashua, NH 03063 Attn: Peter Hayden

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit to be executed by their duly authorized representatives.

AGREED TO:
WIND RIVER SYSTEMS, INC.		EQUALLOGIC, INC.
By:	/s/ DIANE HARVEY	By:	/s/ PETER C. HAYDEN
Title:	Inside Sales Manager	Title:	President/CEO
Date:	30 January 2002	Date:	1/30/02

Form must be completed fully to ensure prompt shipment of order.